Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-56257 and 333-126445 on Form S-8 of our report dated September 28, 2004 relating to the financial statements and financial statement schedule of Bernard Chaus, Inc., appearing in this Annual Report on Form 10-K of Bernard Chaus, Inc. for the year ended June 30, 2005.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
September 20, 2005